Exhibit 10.1

Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the “Agreement”) is made and entered into as of this 21st day of October, 2025, by and between Frameshift Management, Inc. (hereinafter referred to as “Consultant”), a Delaware corporation with an address at 1108 Lavaca St, Suite 110-329, Austin, TX 78701, and Inhibitor Therapeutics, Inc. (the “Company”) a Delaware corporation with offices at 3014 West Palmira Ave., Suite 302, Tampa, FL 33629, (hereinafter Consultant and Company may be referred to individually as “Party” or jointly as “the Parties”).

RECITALS

WHEREAS, the Company desires to engage Consultant to provide consulting services for biostatistics, regulatory, business development and strategic consulting in support of Company’s programs in basal cell carcinomas in Gorlin’s syndrome, and related services that the Company may request (“the Services”); and

WHEREAS, the Consultant has the skill, expertise, and know-how in certain areas needed to perform the above referenced Services;

NOW, THEREFORE, in exchange for good and valuable consideration and promises, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Engagement. The Company hereby engages the Consultant and the Consultant hereby accepts such engagement, upon the terms and conditions set forth in this Agreement, for one or more projects. The specific details of each project, including the services to be performed, compensation, and term, shall be set forth in separate statements of work (“Statements of Work” or “SOWs”) executed under this agreement.

2.	Term. This Agreement shall commence on October 21, 2025, and shall continue for an indefinite period until terminated in accordance with this Agreement. The term of any specific project shall be set forth in the applicable SOW. During the term of each SOW, Consultant agrees that its staff will be reasonably available to the Company by remote internet access, at its place of business, by teleconference, or at such location as the Company may reasonably request, from time to time, to enable Consultant to perform the Services requested. Consultant shall be compensated for this engagement in accordance with the compensation rate set forth in the applicable SOW.

3.	Duties. Upon completion of a signed SOW by the Parties, the Consultant shall provide general consulting services and assistance to the Company related to the performance of the Services described in such SOW.

4.	Billing and Performance-based Compensation.

a.	As consideration for all services rendered by Consultant under this Agreement, the Company shall pay Consultant at the rate of specified in the applicable SOW

b.	Consultant shall be reimbursed for business travel and other expenses incurred in performance of the services, as set forth in the applicable SOW or as otherwise approved by the Company. Travel expenses shall be pre-approved and governed by Consultant’s 2025 Travel and Expense Policy.

c.	Consultant shall issue monthly written invoices to the Company for consulting fees and expenses under this Agreement. Any payment due Consultant shall be made within fifteen (15) days of receipt of an invoice, via wire or ACH transfer.

5.	Security and Computer Policies. Consultant shall be subject to and shall at all times conform to the Company security rules and requirements for the protection of the Company’s facilities, materials, information, equipment and personnel. Additionally, Consultant shall comply with all rules of the Company concerning access to computers and networks of the Company, and its affiliates, and use of computer data and software.

6.	Independent Contractor.

a.	The relationship of the Consultant to the Company shall be that of an independent contractor, and neither this Agreement nor any conduct hereunder shall be deemed to create a relationship of employer-employee, partnership, joint venture, subcontractor, or any other teaming or common enterprise. Consultant shall be responsible for payment of all taxes including Federal, State and Local taxes arising out of Consultant’s activities in accordance with this Agreement.

b.	The Consultant shall have no authority to bind the Company to, or assume, enter into, or act on behalf of the Company for any obligation, agreement, or act.

7.	Confidentiality and Non-Circumvention.

a.	During the term of this Agreement, and at all times thereafter, the Consultant shall keep confidential and not disclose, any confidential and proprietary information learned as a result of this Agreement or any SOW, whether belonging to Company or its clients, to any other party other than in connection with Consultant’s assigned duties and activities hereunder.

b.	Consultant shall not, without the prior written consent of the Company, (a) utilize any confidential information to circumvent or compete with the Company, or (b) utilize information lawfully furnished or disclosed to Consultant by a non-party to this Agreement, or information independently developed by Consultant relative to the Services under this Agreement, to circumvent or compete with the Company.

c.	It is expressly agreed that the identities of clients, governmental authorities, corporations, and any other relevant third parties and contracts, processes, etc. constitute confidential information under this Agreement, and Consultant hereby expressly agrees that it, including, but not limited to its associates, agents, affiliates, representatives, contractors, shall not enter into a transaction, directly or indirectly, or attempt or do business with the Company’s client or with any third party identified or introduced by the Company without the prior written consent of the Company.

d.	Consultant and Company will enter into a separate form of Confidentiality Agreement (the “CDA”). The provisions of confidentiality and non-disclosure contained in that NDA shall be incorporated herein as if set forth at length herein.

8.	Non-Compete. Regarding any of the information referred to in this Agreement, the Consultant agrees not to use the same to compete with the Company during the term of this Agreement.

9.	Inventions and Pre-Existing Intellectual Property.

a.	Any and all inventions, discoveries, developments, improvements, innovations and copyrightable material and other intellectual property rights created or conceived by Consultant during this engagement that are directly related to Company’s programs in basal cell carcinomas in Gorlin’s syndrome, or incorporate any of Company’s confidential or proprietary materials or intellectual property, shall be the exclusive property of Company and considered works made for hire by Consultant for the Company. For the avoidance of doubt, Consultant hereby grants, transfers and assigns all right, title and interest in the same to Company, including without limitation the copyright therein throughout the world. Consultant will, at the request and cost of the Company, promptly sign, make and do all such deeds, documents, acts and things as the Company may reasonably require in order to effectuate the purpose of this paragraph.

b.	Notwithstanding Section 9(a), any and all methods, software tools, AI models, prompts, know-how and other intellectual property developed by Consultant prior to or independently of this engagement (including any modifications or improvements thereto, even if developed during the term of this Agreement) (collectively, the “Consultant IP”) – shall remain the sole and exclusive property of Consultant.

c.	In any event where Consultant’s deliverables under this Agreement incorporate or derive from Consultant IP, Consultant hereby grants Company a non-exclusive, non-transferable, worldwide license to use such Consultant IP solely as embedded in, and to the extent required to exploit, the deliverable, conditioned upon full payment of all amounts due.

10.	Termination. Either Party may, at any time, terminate this Agreement or any SOW (a) for material breach, if the breaching Party fails to cure within 15 days after written notice, or (b) without cause upon 45 days prior written notice. In the event of a termination under this paragraph, Consultant shall complete as soon as possible any tasks pending at the time of termination unless directed otherwise by the Company, and shall promptly return to the Company all property, documents, and other information belonging to the Company. If Consultant’s engagement hereunder is terminated for any reason, Company shall pay Consultant any unpaid fees and reimburse approved expenses through the Termination Date of the Agreement or the applicable SOW. This Agreement shall otherwise terminate at the conclusion of the Term outlined herein, unless the parties agree in writing to an extension or modification of same.

11.	Force Majeure. Neither Party shall be liable for any delay or failure to perform caused by acts beyond its reasonable control, including acts of God, natural disasters, epidemics, cyber-attacks, labor disputes, war, terrorism, or governmental action, provided that the affected Party (a) promptly notifies the other, (b) uses commercially reasonable efforts to mitigate, and (c) resumes full performance as soon as practicable. If a force-majeure event persists for more than 30 days, either Party may terminate the affected SOW upon 10 days’ notice.

12.	Acknowledgement. Company and Consultant hereby acknowledge and agree that the terms and conditions contained in this Agreement are fair and reasonable and necessary for the protection of the legitimate business interests of Company and Consultant.

13.	Prohibition on Assignment. Because the skill, expertise, and know-how of Consultant is of material inducement to the Company entering into this Agreement, this Agreement shall not be assignable, either in whole or in part, by Consultant, nor may Consultant delegate any or all duties, responsibilities or obligations hereunder.

14.	Equitable Relief. Any breach of the term and conditions of this Agreement or any SOW by Consultant will result in material damage to the Company. It would be difficult to establish the monetary value of such damage. Therefore, Company shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of Consultant’s breach or threatened breach of any of the terms of this Agreement or any SOW.

15.	Indemnification.

a.	Consultant shall defend, indemnify, and hold harmless Company from third-party claims arising out of Consultant’s gross negligence or willful misconduct in performing the Services.

b.	Company shall defend, indemnify, and hold harmless Consultant from third-party claims alleging that materials or instructions supplied by Company infringe any intellectual-property right, or arising from Company’s negligence or willful misconduct.

16.	Limitation of Liability. EXCEPT FOR (a) A PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE and (b) EACH PARTY’S INDEMNITY OBLIGATIONS UNDER SECTION 15, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY. EACH PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE FEES PAID OR PAYABLE UNDER THE RELEVANT SOW.

17.	Governing Law and Forum. This Agreement, including its validity, construction, interpretation and enforcement is governed by the laws of the State of Florida, without regard to the principle of conflicts of law. Company and Consultant agree that they will not institute any action against the other except in the state or federal courts of general jurisdiction in Hillsborough County, State of Florida, and they irrevocably submit to the jurisdiction of such courts and waive any objection they may have to either the jurisdiction or venue of such court. 15. Notices. All notices, requests, demands and other communication required or permitted hereunder, shall be in writing and shall be deemed to have been given if delivered in person or by courier, or mailed by certified mail, postage prepaid, as follows:

If to Company:

Inhibitor Therapeutics, Inc.

3014 West Palmira Ave Suite 302

Tampa, FL 33629 Attn: James McNulty, CFO

Email: jamcnulty@usrxpharma.com

If to Consultant:

Frameshift Management, Inc.

1108 Lavaca St, Suite 110-329

Austin, TX 78701

Email: legal@frameshiftmgmt.com

Or to such other address as any Party may notify the other in the manner provided above.

18.	Modification and Waiver. Failure of either Party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the Party making the waiver. This Agreement may be modified or amended only in writing signed by all of the Parties hereto.

19.	Entire Agreement. This Agreement, including any SOWs, exhibits or attachments hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations, and communications, whether oral or written, relating to such subject matter—including any previous consulting agreement between the Parties. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by both Parties.

20.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual, electronic or facsimile signature.

21.	Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

22.	Attorney’s Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses from the non-prevailing party.

23.	Headings. Section headings are intended for ease of reference only and are not to be considered part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above

INHIBITOR THERAPEUTICS, INC.		FRAMESHIFT MANAGEMENT, INC. (Consultant)

By:		By:

Name:	Frank O’Donnell Jr	Name:	Jonathan P. Feldmann

Title:	CEO & Executive Chairman	Title:	Chief Operating Officer

Date:		Date:

EXHIBIT A

STATEMENT OF WORK No. 1

This Statement of Work (“SOW”) is entered into as of this 21st day of October, 2025, between Frameshift Management, Inc. (“Consultant”) and Inhibitor Therapeutics, Inc. (the “Company”), pursuant to the Master Services Agreement (the “Agreement”) between the Parties effective October 21, 2025.

1.	Project Title: HP2001 Clinical Study Report Re-Analysis and Re-Framing

2.	Services and Deliverables: This contract is a performance-based arrangement. Consultant shall perform the following services (the “Services”):

●	HP2001 Clinical Study Re-Analysis and Re-Framing

●	Re-evaluation and analysis of patient-level data from HP2001, with a primary focus on the assignment of responses based upon the criteria set forth in the study’s Statistical Analysis Plan.

●	Comparison of that analysis with the evaluation criteria used in the approvals of vismodegib and sonidegib, and framing the results within the specific clinical context of BCCNS.

●	The deliverables from this re-analysis will include documentation and presentation to management of the following:

●	Regulatory Pathway Optimization: [***]

●	Endpoint Analysis: [***]

●	Reframing: [***]

●	Data Integrity Framework: [***]

●	Strategic Decision Support: [***]

●	FDA Meeting Request and Preparation

●	Based on the analysis above, we anticipate an opportunity to discuss the clinical path within a clinical advisory meeting (Type B, C or D) with FDA. This will include the following:

●	Briefing booklet and formal meeting request

●	Filing of an appropriate FDA meeting request, including briefing booklet and any necessary supporting materials.

●	If FDA accepts a meeting request, we will provide meeting minutes and coordinate follow-up with the agency for final minutes.

●	This is intended to be a preliminary, clinical advisory meeting with FDA. Additional follow-on work will be required for subsequent FDA submissions (including NDA filing).

3.	Future SOW: A second stage of the project, outside of the scope of this SOW, anticipates supporting the Company through the NDA, including regulatory support, presenting and defending our work and the filings before FDA, assisting with the NDA’s clinical and CMC reports assembly, and other necessary tasks. This will include delivering a comprehensive pre-NDA clinical strategy and a full HP2001 clinical study report with new analyses for the NDA filing. This is not included in the compensation or scope of this SOW. Consultant’s preliminary estimate for the cost of that future SOW is [***]. Consultant will provide detailed proposal and revised costs based on the outcome of the FDA meeting described above and based on Company’s successful completion of the formulation work for the CMC section of the NDA filing.

4.	Term: The term of this SOW shall commence on October 21, 2025, and shall continue until the deliverables are completed, unless terminated earlier in accordance with the Agreement.

5.	Compensation: For the Services performed under this Agreement, the Company shall pay Consultant the following fees:

a.	Costs for the analysis and management presentation described above will be a fixed [***]. Costs for the FDA materials, meeting request, and regulatory work described above will be a minimum of [***], with additional costs if the scope of regulatory work expands beyond [***] hours (additional hours to be billed hourly). These costs will be split into two payments:

i	[***] upon contract execution

ii	[***] upon submission of the FDA meeting request and response from FDA (where the response may be acceptance of a meeting, declining a meeting, or providing written responses in lieu of a meeting).

b.	Reasonable and pre-approved business travel and other expenses incurred in performance of the Services as per the terms of the Agreement.

c.	Invoices will be submitted, and payments will be made upon the terms of the Agreement.

d.	Upon submission of the briefing package 18,000,000 unvested 4-year warrants (“Warrants”) to purchase an equivalent number of shares of Company common stock at the closing price on the day prior to execution of this Statement of Work, vesting upon one of the following: (1) license or sale of the Company’s itraconazole program, (2) sale of a majority of the Company’s equity (3) a merger or other change of control transaction wherein ownership/management of the Company’s itraconazole program transfers to a third party, or (4) FDA’s approval of the Company’s itraconazole program followed by the company proceeding to commercialize rather than selling or licensing. Warrants will be issued to Frameshift Innovation LLC, include cashless/net share provisions, and will be governed by a separate Warrant agreement signed by Frameshift Innovation LLC and Company.

6.	Company Responsibilities: Company will provide access to any documents and related data from prior studies necessary to complete the Services.

7.	Entire Agreement; Conflict: This SOW, together with the Agreement, constitutes the entire agreement between the Parties with respect to the Services described herein and supersedes all prior discussions and understandings between the Parties relating to such Services. In the event of any conflict or inconsistency between the terms of this SOW and the Agreement, the terms of the Agreement shall prevail, unless this SOW explicitly states an intent to supersede a specific provision of the Agreement and is signed by both Parties.

Signature Page Follows

IN WITNESS WHEREOF, the parties have caused this SOW to be executed as of the date first above

INHIBITOR THERAPEUTICS, INC.		FRAMESHIFT MANAGEMENT, INC. (Consultant)

By:		By:

Name:	Frank O’Donnell Jr	Name:	Jonathan P. Feldmann

Title:	CEO & Executive Chairman	Title:	Chief Operating Officer

Date:		Date: